Exhibit 99.1

Iron Mountain Reports Third Quarter 2011 Financial Results

  Operating results in line with expectations; Consistent revenue growth trends and International margin expansion support solid performance
  Q3 2011 revenues grow 6% year-over-year to $772 million reflecting storage internal growth of 3% and favorable foreign exchange impacts; Adjusted OIBDA is $252 million, 32.7% of revenues, for the quarter
  Company repurchases 16.8 million shares for $537 million in the quarter; Buys an additional 3.0 million shares for $91 million through October 21, 2011
  Adjusted EPS for the quarter is $0.37 per share; Reported EPS of $0.17 impacted by impairment charges in Western Europe and increased Other Expense, net partially offset by other discrete tax items in the quarter
  Company reiterates full year internal revenue growth of 1% to 3% while revising its FY 2011 outlook to reflect foreign currency exchange rate changes and projected restructuring costs in the International business; Preliminary outlook for FY 2012 is provided

BOSTON--(BUSINESS WIRE)--October 27, 2011--Iron Mountain Incorporated (NYSE: IRM), the information management company, today reported its financial results for the third quarter ended September 30, 2011. The Company reported operating results in line with expectations including total revenues of $772 million, an increase of 6% compared to the third quarter of 2010, and Adjusted OIBDA of $252 million. Solid storage internal growth of 3% was a key driver of revenue performance. Profit performance was supported by strong gains in the International Physical Business segment. Adjusted OIBDA for that segment was up 34% compared to the third quarter of 2010. Adjusted EPS was $0.37 per share. Reported earnings per share of $0.17 includes impairment charges in the Western Europe reporting unit and increased Other Expense, net, which were partially offset by the net benefit of other discrete tax items. In keeping with its commitment to return $1.2 billion of cash to shareholders by May 2012, the Company paid out $588 million to shareholders through share repurchases and dividends in the quarter ended September 30, 2011. An additional $138 million in cash has been returned to shareholders via dividends and share repurchases through October 21, 2011.

The Company reiterated its internal revenue growth guidance of 1% to 3% while revising its FY 2011 outlook to reflect foreign currency exchange rate changes and approximately $10 million of projected restructuring costs in its International business.

“Operationally, the business continues to perform as expected. Storage revenue internal growth remains solid at 3% and our International business continues to deliver significant margin expansion. During the quarter we completed our international portfolio review, positioning that business for strong continued improvement in margins and returns. We are on track to achieve our key financial goals for 2011,” said Richard Reese, Iron Mountain’s Chairman and Chief Executive Officer. “We also made significant progress against our initial commitment to return $1.2 billion to shareholders by May 2012. Since announcing our plans in April 2011 we have returned $726 million of cash to shareholders through dividends and share repurchases. We continue to advance our comprehensive strategic plan to deliver increased value to our shareholders.”

Key Financial Highlights – Q3/2011

Iron Mountain reported total consolidated revenues of $772 million for the third quarter, a 6% increase over the prior year period, as business trends remained consistent with recent quarters. Internal growth for the quarter was 3% with foreign currency exchange rate changes and acquisitions adding another 3%. Storage revenue internal growth was 3% in the quarter, driven by continued strong performance in the International Physical Business segment and sustained growth in North America. Global records management net volumes increased approximately 2% in the quarter over prior year levels, consistent with recent quarterly performance. Core service revenue internal growth was (1)% as strong hybrid service revenue growth and higher fuel surcharges were more than offset by continued softness in core service activity levels. Total core revenue internal growth was 2% in the quarter. Complementary service revenue internal growth was 9% in the quarter supported by higher recycled paper revenues.

Adjusted OIBDA for the quarter was $252 million (see Appendix B), flat compared to the third quarter of 2010. Selling, general and administrative expenses were up 17% compared to the prior year period driven by higher incentive compensation accruals compared to lower prior year levels and planned increases in sales and marketing expenses in North America. Excluding these items, overhead costs increased approximately 4% in the quarter, below the rate of reported revenue growth.

Operating income for the third quarter of 2011 was $117 million compared to $107 million for the third quarter of 2010 reflecting $59 million of impairments relating to the goodwill, other intangibles and assets of our Western European operations within our International Physical Business Segment. These charges represent less than 5% of the total $1.4 billion of capital invested in our international operations. The $59 million is an estimate based on our current analysis. The amount will be finalized in the fourth quarter of 2011 and adjustments, if any, will be recorded at that time.

Income from Continuing Operations was $33 million for the quarter, or $0.17 per diluted share, compared to $27 million, or $0.14 per diluted share, for the third quarter of 2010. The increase was primarily due to higher operating income and a lower provision for income taxes, partially offset by an $18 million increase in Other Expense, net due to foreign currency exchange rate changes within the quarter. The structural tax rate for the third quarter was 39%. Including the impact of discrete tax items, the effective tax rate for the quarter was approximately 33%. Discrete tax items in the quarter included benefits related to the completion of tax audits, resolution of certain tax matters and the expiration of statutes of limitation, which were partially offset by the impacts of the international impairment charges and foreign currency losses. The effective tax rate for the third quarter of 2010 was approximately 52%. Adjusted EPS (see Appendix B), for the quarter was $0.37 per diluted share compared to $0.37 for the same prior year period. Reported earnings per share of $0.17 includes impairment charges in the Western Europe reporting unit and increased Other Expense, net, which were partially offset by the net benefit of other discrete tax items.

Capital expenditures excluding real estate totaled $119 million, or 5.2% of revenues, in the first nine months of 2011. The Company is sustaining capital efficiency gains reflecting ongoing control over spending levels and reductions due to moderated growth rates. The Company is planning for higher capital spending levels in the fourth quarter of 2011, consistent with its full year plans.

The Company’s Free Cash Flow, or FCF (see Appendix B), for the nine months ended September 30, 2011 was $305 million compared to $257 million for the nine months ended September 30, 2010, reflecting higher cash flows from continuing operations and lower capital spending in 2011. As of September 30, 2011, the Company had approximately $1.2 billion of liquidity, including cash of $481 million and availability under its revolving credit facility of $671 million.

The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.0 times at September 30, 2011. This ratio is well below the covenant limitation of 5.5 times included in its senior credit facility. In September 2011, the Company issued $400 million of its 7-3/4% senior subordinated notes due 2019.

Dividends and Share Repurchases

On September 8, 2011, Iron Mountain’s board of directors declared a quarterly dividend of $0.25 per share for shareholders of record as of September 23, 2011, which was paid on October 14, 2011. During the third quarter of 2011, the Company repurchased 16.8 million shares of its common stock for a total aggregate purchase price of $537 million under its existing share repurchase program. These amounts include the purchase of 7.5 million shares for $250 million under two prepaid variable share repurchase agreements which were funded in May 2011 and completed in August 2011. As of September 30, 2011, the Company had repurchased an aggregate of 22.0 million shares (representing nearly 11% of its total shares outstanding) for a total cost of approximately $660 million since it began its share repurchase program in March 2010. As of September 30, 2011, there was approximately $540 million remaining under the existing authorization for future share repurchases. Between October 1, 2011 and October 21, 2011, the Company purchased an additional 3.0 million shares for $91 million.

In April 2011, the Company announced its intention to return $2.2 billion in cash to shareholders by the end of 2013 with $1.2 billion being paid out by May 2012. Through October 21, 2011, the Company has returned $726 million to shareholders against these commitments including $98 million in ordinary dividends and $628 million in share repurchases.

Divestitures

In October 2011, the Company completed the sale of its New Zealand operations for approximately $10 million.

Financial Performance Outlook

The Company is revising its FY 2011 guidance to reflect foreign currency exchange rate changes and projected restructuring costs in Europe to support future margin expansion in its International business. We are reiterating our internal revenue growth outlook to be in the range of 1% to 3%. Due to the recent strengthening of the U.S. dollar against all of our major foreign currencies, the full year positive impact of exchange rate changes will be less than originally anticipated. We now expect that the benefits of foreign currency exchange rate changes and acquisitions will add approximately 2% to revenue growth down from previous estimates of approximately 3%. We are revising our outlook for constant dollar Adjusted OIBDA growth in 2011 to be in the (4)% to (2)% range to include the impact of approximately $10 million of projected restructuring costs in our International business in the fourth quarter of 2011. These costs are primarily headcount related in certain Western European operations and support our future margin expansion goals. As previously discussed, our Adjusted OIBDA outlook also includes a return to normal incentive compensation levels compared to relatively lower levels in 2010, planned increases in sales and marketing investments and $15 million of costs related to our recent proxy contest. Adjusted EPS for 2011 is expected to be in the range of $1.18 to $1.24. The calculation of Adjusted EPS assumes a 39% structural tax rate and 197 million shares outstanding to reflect share repurchase activity through October 21, 2011. The Company expects capital expenditures for the year to be approximately $225 million. Our 2011 outlook is for FCF to be in the range of $380 million to $400 million.

This guidance is based on current expectations and does not include the potential impact of any future acquisitions or divestitures (dollars in millions):

	Constant Currency % Growth vs. 2010		Year Ending December 31, 2011
	Low	High	Low	High
Revenues	2% - 3%		$3,020	$3,045
Adjusted OIBDA	(4)% - (2)%		$905	$925
Adjusted EPS			$1.18	$1.24
FCF			$380	$400
Capital Expenditures			~$225

With respect to 2012, we are targeting continued solid storage growth and strong FCF performance. We are planning for consistent revenue growth trends excluding impacts from foreign exchange rate changes and recent declines in recycled paper prices. Internal revenue growth is targeted to be in the range of 0% to 2% for the year, including an approximately 1% negative growth impact from lower recycled paper prices. At recent rates, foreign currency exchange rates are also expected to lower reported revenue growth by approximately 1%. Our preliminary outlook for constant dollar Adjusted OIBDA growth is between 1% and 5% and is supported by continued margin expansion in our International business and sustained high returns in North America. FCF performance is expected to remain strong as increased operating profits and flat capital spending offset increased interest expense due to increased leverage. The calculation of Adjusted EPS assumes a 39% structural tax rate and 185 million shares outstanding to reflect share repurchase activity through October 21, 2011. The current outlook does not include any estimates for costs associated with the work of the special committee of the board of directors. This guidance is based on current expectations and does not include the potential impact of any future acquisitions or divestitures (dollars in millions):

	Constant Currency % Growth vs. 2011(1)		Year Ending December 31, 2012
	Low	High	Low	High
Revenues	0% - 2%		$2,990	$3,070
Adjusted OIBDA	1% - 5%		$915	$955
Adjusted EPS			$1.22	$1.33
FCF			$360	$400
Capital Expenditures				~$220

(1) Growth rates are based on the midpoint of our FY 2011 guidance issued on October 27, 2011.

Iron Mountain’s conference call to discuss its third quarter 2011 financial results and full year 2011 and 2012 outlook will be held today at 8:30 a.m. Eastern Time. The Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2011 and 2012 financial performance outlook and statements regarding our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as the impairment charge associated with our Western Europe operating unit and our intent and ability to repurchase shares and pay dividends. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others: (i) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (ii) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers' information; (iii) changes in the price for our services relative to the cost of providing such services; (iv) changes in customer preferences and demand for our services; (v) the cost or potential liabilities associated with real estate necessary for our business; (vi) the performance of business partners upon whom we depend for technical assistance or management expertise outside the U.S.; (vii) changes in the political and economic environments in the countries in which our international subsidiaries operate; (viii) claims that our technology violates the intellectual property rights of a third party; (ix) the impact of legal restrictions or limitations under stock repurchase plans on price, volume or timing of stock repurchases; (x) the impact of alternative, more attractive investments on dividends or stock repurchases; (xi) our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (xii) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated; and (xiii) other risks described more fully in the Company’s most recently filed Current Reports on Form 8-K under “Item 1A. Risk Factors” dated September 19, 2011 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and other documents that the Company files with the Securities and Exchange Commission from time to time. Except as required by law, the Company undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:

(dollars in millions, except per share data)	Q3/2010	Q3/2011	Inc (Dec)	YTD/2010	YTD/2011	Inc (Dec)
Revenues	$731	$772	6%	$2,181	$2,285	5%

Gross Profit (excluding D&A)	$432	$462	7%	$1,276	$1,345	5%
Gross Margin %	59.0%	59.9%		58.5%	58.8%

Adjusted OIBDA	$251	$252	0%	$699	$695	(1)%
Adjusted OIBDA Margin %	34.4%	32.7%		32.1%	30.4%

Operating Income	$107	$117	9%	$405	$398	(2)%
Interest Expense, net	$52	$50	(3)%	$158	$148	(6)%

Provision for income taxes	$29	$16	(45)%	$127	$63	(50)%
Effective tax rate	51.6%	32.7%		53.6%	26.4%

Income from Continuing Operations	$27	$33	22%	$110	$176	61%
Net (Loss) Income Attributable to Iron Mountain	$(154)	$37	NM	$(87)	$363	NM
EPS from Continuing Operations – Diluted	$0.14	$0.17		$0.54	$0.88
Adj. EPS from Continuing Operations – Diluted	$0.37	$0.37	0%	$0.95	$0.93	(2)%

Major Components of Other Income (Expense), net:
Foreign Currency Exchange Gains (Losses)	$4	$(16)		$(5)	$(14)
Change in Iron Mountain Europe FYE	$--	$--		$(5)	$--
Early Debt Extinguishment Losses	$(2)	$--		$(2)	$(1)
Gain on Poland acquisition	$--	$--		$--	$6
Components of Revenue Growth:	Q3/2011	YTD/2011
Storage internal growth rate	3%	3%
Core service internal growth rate	(1)%	(1)%
Core revenue internal growth rate	2%	2%
Complementary service internal growth rate	9%	5%
Total internal growth rate	3%	2%
Impact of acquisitions/divestitures	<1%	<1%
Impact of foreign currency and other	~2%	~2%
Total revenue growth	6%	5%

Columns may not foot due to rounding.

The Company’s internal growth rates represent the weighted average, year-over-year revenue growth rates excluding the effects of foreign exchange currency rate fluctuations, acquisitions and divestitures.

The Company’s core revenues are comprised of storage revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring hybrid services and recurring project revenues.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes.

Constant Currency Growth Rates	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2011
	As Reported	Constant Currency	As Reported	Constant Currency
Revenues	6%	3%	5%	3%
Adjusted OIBDA	0%	(1)%	(1)%	(2)%
Depreciation and Amortization	1%	(1)%	5%	2%
Operating Income	9%	6%	(2)%	(3)%

The Company conducts business in more than 35 countries on five continents. As such, a considerable amount of our revenues and expenses are denominated in foreign currencies. The Company’s international results are subject to fluctuations based on the changes in foreign currency rates. The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis. The constant currency growth rates are calculated by translating the 2010 results at the 2011 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation and Amortization, or Adjusted OIBDA

Adjusted OIBDA is defined as operating income before depreciation and amortization expenses, excluding gains and losses on disposal/writedown of property, plant and equipment, net and intangible impairment charges. We use Adjusted OIBDA as an integral part of our planning and reporting systems, and to evaluate the operating performance of the consolidated business. We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities from continuing operations less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe this measure provides relevant and useful information to our current and potential investors. FCF is a useful measure in determining our ability to generate excess cash that may be used for reinvestment in the business, discretionary deployment in investments such as real estate or acquisition opportunities, returning of capital to our shareholders and voluntary prepayments of indebtedness.

Adjusted Earnings Per Share, or Adjusted EPS

Adjusted EPS is defined as reported earnings per share from continuing operations excluding: (a) gains and losses on the disposal/writedown of property, plant and equipment, net; (b) intangible impairment charges; (c) other (income) expense, net; and (d) tax impact of reconciling items and discrete tax items. We do not believe these excluded items to be indicative of our ongoing operating results and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and income from continuing operations (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Adjusted OIBDA	$251	$252	$699	$695
Less: (Gain)Loss on disposal/writedown of PP&E, net	(9)	5	(11)	5
Intangible impairments	77	53	77	53
Depreciation and Amortization	77	78	228	239
Operating Income	$107	$117	$405	$398
Less: Interest Expense, net	52	50	158	148
Other (Income) Expense, net	(2)	17	11	10
Provision for Income Taxes	29	16	127	63
Income from Continuing Operations	$27	$33	$110	$176

Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities from Continuing Operations (in millions):

	Nine Months Ended September 30,
	2010	2011
Free Cash Flows Before Acquisitions and Discretionary Investments	$257	$305
Add: Capital Expenditures (excluding real estate), net	163	129
Additions to Customer Acquisition Costs	10	17
Cash Flows from Operating Activities from Continuing Operations	$431	$450

Columns may not foot due to rounding.

Adjusted EPS from Continuing Operations – FD reconciled to Reported EPS from Continuing Operations – FD:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Adjusted EPS from Continuing Operations – FD	$0.37	$0.37	$0.95	$0.93
Less: (Gain) Loss on disposal/writedown of PP&E, net	(0.05)	0.02	(0.05)	0.03
Intangible impairments	0.38	0.27	0.38	0.26
Other (Income) Expense, net	(0.01)	0.08	0.05	0.05
Tax impact of reconciling items and discrete tax items	(0.09)	(0.17)	0.03	(0.29)
Reported EPS from Continuing Operations – FD	$0.14	$0.17	$0.54	$0.88

Weighted average common shares outstanding – Diluted (000s)	201,249	196,717	202,612	200,427

Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands except Per Share Data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
REVENUES:
Storage	$403,670	$428,748	$1,200,048	$1,266,399
Service	327,462	343,334	981,447	1,018,864

Total Revenues	731,132	772,082	2,181,495	2,285,263

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	299,622	309,703	905,392	940,568
Selling, General and Administrative	180,156	210,110	576,716	649,806
Depreciation and Amortization	77,235	77,838	228,348	238,695
Intangible Impairments	76,500	53,000	76,500	53,000
(Gain) Loss on Disposal / Writedown of Property, Plant and Equipment, Net	(9,379)	4,634	(10,535)	5,146

Total Operating Expenses	624,134	655,285	1,776,421	1,887,215

OPERATING INCOME	106,998	116,797	405,074	398,048

INTEREST EXPENSE, NET	52,054	50,433	157,587	148,431
OTHER (INCOME) EXPENSE, NET	(1,856)	16,635	11,052	10,339

Income from Continuing Operations before Provision
for Income Taxes	56,800	49,729	236,435	239,278

PROVISION FOR INCOME TAXES	29,310	16,258	126,792	63,116
INCOME FROM CONTINUING OPERATIONS	27,490	33,471	109,643	176,162
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(178,307)	(2,457)	(192,869)	(10,831)
GAIN ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX	—	6,911	—	200,260
NET (LOSS) INCOME	(150,817)	37,925	(83,226)	365,591

Less: Net Income Attributable to the Noncontrolling Interests	2,959	587	3,692	2,109

Net (Loss) Income Attributable to Iron Mountain Incorporated	$(153,776)	$37,338	$(86,918)	$363,482

EARNINGS (LOSSES) PER SHARE – BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.14	$0.17	$0.54	$0.88
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.89)	$0.02	$(0.95)	$0.95
Net (Loss) Income Attributable to Iron Mountain Incorporated	$(0.76)	$0.19	$(0.43)	$1.83
EARNINGS (LOSSES) PER SHARE – DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.14	$0.17	$0.54	$0.88
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.89)	$0.02	$(0.95)	$0.95
Net (Loss) Income Attributable to Iron Mountain Incorporated	$(0.76)	$0.19	$(0.43)	$1.81

DIVIDENDS DECLARED PER COMMON SHARE	$0.0625	$0.2500	$0.1875	$0.6875
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	201,249	195,610	202,612	199,164
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	201,249	196,717	202,612	200,427

Adjusted Operating Income before Depreciation, Amortization
and Intangible Impairments	$251,354	$252,269	$699,387	$694,889

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands) (Unaudited)

	December 31, 2010	September 30, 2011
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$258,693	$480,879
Restricted Cash	35,105	35,109
Accounts Receivable (less allowances of $21,545 and $23,012, respectively)	533,070	548,422
Other Current Assets	176,208	183,270
Assets of Discontinued Operations	202,726	12,263
Total Current Assets	1,205,802	1,259,943

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,178,652	4,208,018
Less: Accumulated Depreciation	(1,702,825)	(1,812,051)
Property, Plant and Equipment, net	2,475,827	2,395,967

OTHER ASSETS:
Goodwill, net	2,282,137	2,259,087
Other Non-current Assets, net	445,967	476,446
Total Other Assets	2,728,104	2,735,533

Total Assets	$6,409,733	$6,391,443

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$96,603	$63,193
Other Current Liabilities	703,821	688,986
Liabilities of Discontinued Operations	57,222	2,510
Total Current Liabilities	857,646	754,689

LONG-TERM DEBT, NET OF CURRENT PORTION	2,912,465	3,257,213
OTHER LONG-TERM LIABILITIES	676,360	665,840

TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,955,845	1,706,326
NONCONTROLLING INTERESTS	7,417	7,375

TOTAL EQUITY	1,963,262	1,713,701

Total Liabilities and Equity	$6,409,733	$6,391,443

CONTACT:
Iron Mountain Incorporated
Investor Relations Contact:
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com